EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES, INC. ANNOUNCES THE APPOINTMENT OF
PAULA A. PRICE TO ITS BOARD OF DIRECTORS

Bensalem, PA, March 24, 2011 - Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today announced that Paula A. Price has been appointed to its Board of Directors.

Price is the Executive Vice President and Chief Financial Officer of Ahold USA (the US operations of Royal Ahold), whose supermarket businesses include Stop & Shop New England, Stop & Shop New York Metro, Giant Landover, Giant Carlisle and Peapod.  She is responsible for Ahold USA’s finance, strategy and planning, real estate development and construction, and technology functions.  Price joined Ahold in 2009 as Chief Financial Officer of Stop & Shop/Giant Landover.  Before moving to Ahold USA, she was the Chief Accounting Officer, Controller, and a Senior Vice President of CVS Caremark Corporation, where she worked from 2006 until 2008.  From 2002 until 2005 Price held various positions at JP Morgan Chase & Company.  She has also held positions at other financial institutions and businesses including Prudential Financial, Inc., Kraft Foods, Inc., Sears, Roebuck & Company, and Arthur Andersen LLP.  Price received her B.S. in accounting from DePaul University and her MBA in finance and strategy from the University of Chicago Booth School of Business.  She is a Certified Public Accountant, and currently serves as an overseer for the Museum of Fine Arts Boston.

Michael Goldstein, Chairman of the Board of Charming Shoppes, Inc., said, “We are delighted to welcome Paula to our Board.  She brings significant executive and management experience, as well as her background as a finance executive with both private and public companies.  Additionally, she possesses extensive experience and knowledge of the retail industry. We look forward to Paula’s valued participation and contributions to our Board.”

Charming Shoppes, Inc. operates under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
(215) 638-6955